EXHIBIT 99.1

ION MEDIA NETWORKS APPOINTS LUCILLE S. SALHANY AND
WILLIAM A. ROSKIN TO BOARD OF DIRECTORS

(West Palm Beach, FL – June 26, 2006) – ION Media Networks, Inc. (AMEX: ION) today announced the appointment of Lucille S. Salhany, television network veteran and managing partner of Echo Bridge Entertainment, and William A. Roskin, formerly executive vice president and currently senior advisor to Viacom Inc., to its Board of Directors effective June 23, 2006.

“We are pleased to welcome these two experienced, highly esteemed leaders to our board,” said CEO Brandon Burgess. “Lucie brings a proven track record in growing and leading successful broadcast television properties, and Bill offers a wealth of expertise in human resources management and labor relations for large media companies. Their industry knowledge and perspectives will be important resources to the board as we continue to advance the company’s operational strategy.”

Prior to co-founding Echo Bridge Entertainment, an independent film distribution company, Ms. Salhany served as president and chief executive officer of her own consulting company, JHMedia. Previously, she was president and chief executive officer of LifeFX Networks, Inc. In 1994, Ms. Salhany launched UPN, the country’s fifth broadcast television network, where she served as chief executive officer and president from 1994 to 1997. In 1993, Ms. Salhany became the first woman to head a television network as chairman of Fox Broadcasting, where she guided the network’s expansion from four to seven nights. Previously, she served as chairman of Twentieth Television and as president of Paramount Domestic Television. Ms. Salhany currently serves on the board of directors of the Hewlett-Packard Company.

From 1988 to 2005, Mr. Roskin was an officer of Viacom Inc., where he was responsible for developing and implementing the company’s human resources policies and programs, and guiding its labor relations policies and practices, as well as the company’s real estate, facilities management, security and corporate travel functions. Prior to joining Viacom, Mr. Roskin served as senior vice president of human resources at Coleco Industries, Inc. from 1986 to 1988. Previously, Mr. Roskin spent 10 years with Warner Communications, Inc., where he held several executive positions in labor relations, and served as General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission.

The appointment of Ms. Salhany and Mr. Roskin to ION’s Board of Directors increases the total number of directors to eight, six of whom are independent.

About ION Media Networks
ION Media Networks, Inc. (formerly Paxson Communications Corporation) owns and operates the nation’s largest broadcast television station group and the i network, reaching approximately 92 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

###

Media:
Leslie Monreal
561.682.4134
lesliemonreal@ionmedia.tv

Michelle Rosenberg
561.682.4135
michellerosenberg@ionmedia.tv

Investors:
Richard Garcia
561.682.4209